Exhibit 10.1

FREESCALE HOLDINGS LP

c/o Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

April 30, 2008

Mr. Michel Mayer

Dear Mr. Mayer:

Reference is made to the Separation and Release Agreement, dated as of February 12, 2008, by and between Freescale Holdings LP (the “Partnership”) and Michel Mayer (“Executive”) (the “Separation Agreement”). In connection with Executive’s separation and resignation from employment with the Partnership, Executive has requested that the Partnership purchase from Executive 5,000 Class A limited partnership interests of Freescale Holdings L.P. (the “Class A Interests”) for an aggregate purchase price of $5,430,175. This letter agreement is to confirm our agreement relating to the purchase by the Partnership of the Class A Interests held by Executive for an aggregate purchase price of $5,430,175, subject to the resignation from employment with the Partnership by Executive pursuant to the Separation Agreement, on the terms and subject to the conditions set forth herein.

In furtherance of the foregoing, the parties hereto agree as follows:

1. Purchase. Upon the terms and subject to the conditions of this letter agreement, at the Closing (as defined below), the Partnership shall purchase, or the Partnership shall cause an affiliate to purchase, from Executive, and Executive shall sell, transfer and deliver to the Partnership, 5,000 Class A Interests, free and clear of all liens or encumbrances. In consideration for the sale of the Class A Interests, against delivery thereof to the Partnership, and upon the terms and subject to the conditions of this letter agreement, at the Closing the Partnership shall pay or cause to be paid to Executive by wire transfer in immediately available funds to an account designated by Executive an aggregate amount of $5,430,175, less any applicable required withholding.

2. Closing; Conditions.

(a) The closing of the sale and purchase of the Class A Interests (the “Closing”) shall take place, subject to the conditions set forth in paragraph 2(b) below, upon such date as agreed upon by the parties hereto (the “Closing Date”).

(b) The Closing shall be conditioned upon and subject to the satisfaction (or waiver by the Partnership) of the following conditions:

(i) the Separation Agreement shall be in full force and effect on the Closing Date and Executive shall not be in violation or material breach of such Agreement;

(ii) Executive shall not have revoked his consent to the Release (as defined in the Separation Agreement); and

(iii) the representations and warranties set forth in paragraph 3 shall be true and correct as of the Closing Date.

3. Representations and Warranties of Executive. As of the date hereof and as of the date of the Closing, Executive represents and warrants to the Partnership as follows:

(a) This letter agreement has been duly and validly executed and delivered by Executive and, assuming the due execution and delivery by the other parties hereto, constitutes the valid and binding legal obligation of Executive, enforceable against Executive in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

(b) Executive owns, beneficially and of record, the Class A Interests to be sold to the Partnership at the Closing pursuant to the terms of this letter agreement, and such Class A Interests will be delivered to the Partnership free and clear of all liens and encumbrances. Upon delivery of and payment for the Class A Interests, the Partnership will acquire good and valid title to such Class A Interests.

4. Representations and Warranties of the Partnership. As of the date hereof and as of the date of the Closing, the Partnership represents and warrants to Executive that this letter agreement has been duly and validly executed and delivered by the Partnership and, assuming the due execution and delivery by the other parties hereto, constitutes the valid and binding legal obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

5. Miscellaneous.

(a) This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) This letter agreement and the Separation Agreement set forth the entire understanding of the Partnership and Executive with respect to the Executive’s separation from the Partnership and this letter agreement supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. This letter agreement shall not be modified or amended except by written agreement of Executive and the Partnership.

(c) The provisions of this letter agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Nothing in this letter agreement shall be construed to give any rights to any third parties to enforce the terms of this letter agreement. Neither this letter agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto, provided, that the Partnership may assign its rights to purchase the Class A Interests to any affiliate, provided that the Partnership shall remain liable for all of its obligations hereunder.

(d) All the terms and conditions of this letter agreement shall be considered as separate terms and conditions. In the event any term or condition of this letter agreement is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this letter agreement shall be construed as if such invalid, prohibited or unenforceable term or condition has been more narrowly drawn so as not to be invalid, prohibited or unenforceable. Notwithstanding the foregoing sentence, in the event that any term or condition contained in this letter agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining terms or conditions contained in this letter agreement shall not in any way be affected or impaired thereby.

(e) No waiver of any one or more of the terms, conditions or obligations of this letter agreement, and no partial waiver thereof, shall be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this letter agreement. No failure or delay by any party at any time to enforce one or more of the terms, conditions or obligations of this letter agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude such party from requiring performance by any of the other parties at any time.

(f) This letter agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

[Signatures on Following Page]

Very truly yours,

FREESCALE HOLDINGS LP

By:	Freescale Holdings GP, Ltd., its general partner

By:	/s/ Dan Akerson
Name:	Dan Akerson
Title:	Authorized Person

Agreed and Accepted
as of April 30, 2008

MICHEL MAYER

/s/ Michel Mayer
Michel Mayer